EXHIBIT 10.94

MANUFACTURING SUPPORT SERVICES AGREEMENT

This MANUFACTURING SUPPORT SERVICES AGREEMENT (this “Agreement”) is made and dated to be effective on the 1st day of August2007 (the “Effective Date”) by and between PROGENITOR CELL THERAPY, LLC, a Delaware limited liability company (“PCT”), having a place of business at 21 Main St, Court Plaza South, East Wing, Suite 304, Hackensack, New Jersey 07601, and Cord Blood America Inc., a Florida   corporation (“CBAI”), having a place of business at 9000 Sunset Blvd., Suit 400, Los Angeles, CA 90069.  PCT and CBAI are also, at times, referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in Section 1, below.

WITNESSETH:

WHEREAS, PCT is a services company providing services and expertise to organizations in the cell therapeutics industry which services include stem cell processing and storage;

WHEREAS, CBAI is a cord blood banking company requiring cord blood processing and storage services; and

WHEREAS, CBAI wishes PCT to provide Services (defined below) pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the Parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party to the other, the Parties, intending to be legally bound, hereby covenant and agree as follows.

TERMS

1

Definitions.

1.1

As used in this Agreement the following capitalized terms shall have the following meanings:

Affiliate

With regard to a Party, any corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with such Party.  As used herein, “control” means the legal power to direct or cause the direction of the general management and policies of such entity whether through the ownership of at least 50% of voting securities or capital stock of such business entity or, with respect to a business entity other than a corporation, any other comparable equity or ownership interest.   An entity shall only be considered an Affiliate of a Party for so long as such control exists.

Applicable Laws

Except as stated to the contrary in this Agreement, all laws, ordinances, rules, orders and regulations of any state, federal or local governmental or regulatory authority that govern the Services or Product including, without limitation, the United States Federal Food, Drug and Cosmetic Act, HIPAA and the regulations and guidelines of the FDA and other Regulatory Agencies.

Background Intellectual Property

Any Intellectual Property owned by a Party at the Effective Date of this Agreement and any Intellectual Property developed independent of this

Agreement at any time by any employee of that Party without access or reference to any of the Confidential Information disclosed by the other Party.

Cancellation Period

The period from and including the date upon which notice of  termination is provided and through and including the Termination Date, as further defined in section 10, and accompanied by an associated fee calculated in accordance with section 11.

Cancellation Services

In accordance with the terms of section 11, PCT will provide services in relation to the termination of the contract comprised of transferring applicable documentation, records, data, SOPs, BPRs, licenses, Product, freezers, contracts, materials, and supplies from PCT to CBAI or its designee and make all such efforts as can be reasonably expected to facilitate a smooth operational transition of the Services from PCT to CBAI or its designee.

Confidential Information

Any technical, scientific or commercial information relating to the Program and any other information of a confidential nature disclosed by either Party (the “Disclosing Party”) to the other (the “Receiving Party”), including any and all information of such nature disclosed prior to and/or after the Effective Date of this Agreement, including and without limitation any information relating to the Disclosing Party’s business affairs, which is either marked as “confidential” or “proprietary”, or which given the substance and circumstances surrounding its disclosure would reasonably be considered confidential or proprietary information of such Party.

Facilities

Means the manufacturing and storage facilities belonging to PCT intended to be used to perform the Services, including but not limited to such facilities at Hackensack, New Jersey (the “New Jersey Facility”) and Mountain View, California (the “California Facility”) and any such facilities as PCT may subsequently operate.  Any one such Facility shall be referred to in the singular as a “Facility”.

FDA

Means the United States Food and Drug Administration.

Force Majeure

Any cause beyond the reasonable control of the Party in question which for the avoidance of doubt and without prejudice to the generality of the foregoing includes governmental actions, war, riots, terrorism, civil commotion, fire, flood, epidemic, labor disputes (excluding labor disputes involving the work force or any part thereof of the Party in question), restraints or delays affecting shipping or carriers, and  ~~acts o~~ f God.

cGMP

Current Good Manufacturing Practice regulations, as set forth in the United States Code of Federal Regulations Title 21 (21 C.F.R. §§ 210 and 211) , as amended from time to time, and subject to the r equirements set forth in the Quality Agreement, attached hereto.

cGTP

Current Good Tissue Practice regulations, as set forth in the United States Code of Federal Regulations Title 21 (21 C.F.R. § 1271 subpart 2 ), as amended from time to time, and subject to the requirements set forth in the Quality Agreement.

Manufacture

Means manufacture of the Product by PCT in accordance with this Agreement and Quality Agreement, including any amendments made thereto in accordance with section 2.

Intellectual Property

All know-how, inventions, discoveries, devices, data, designs, and other technology, and all patent, copyright, and other intellectual property rights therein.

Product

A unit of cord blood-derived stem cells processed and stored by PCT in compliance with this Agreement, its attachments, schedules, and any subsequent amendments made in accordance with section 2. (collectively referred to as “Products”)

Program

The Services as set out in Stages 1 through 5 of the Schedule A.

Program Amendment Order

A document detailing changes to any part of this Agreement, including changes to the Program , which has been agreed to and signed by both Parties and is in the form attached to and made a part of this Agreement as “Schedule C”.  The elements and conditions of a Program Amendment Order are described in section 2.

Quality Agreement

The document agreed to by the Parties which sets forth and governs the roles and responsibilities of each Party’s personnel in relation to quality assurance matters relating to the transactions contemplated under this Agreement, a copy of which is attached to and made a part of this Agreement as “Schedule B” (the “Quality Agreement”).

Regulatory Agency

Any state, federal or local governmental regulatory authority involved in regulating any aspect of the conduct, development, manufacture, storage, distribution, market approval, sale, packaging or use of the Services, the Program or the Product, including the FDA.

Services

Only those services to be provided by PCT as expressly set forth and more particularly described in Stages 1 through 5 in Schedule A.

Stage

Each distinct step or stage of the Program as generally described in Schedule A ..

Termination Date

June 30, 2012, or such other date upon which this Agreement (i) expires pursuant to the terms of any extension of this Agreement as agreed to by the Parties; or (ii) is effectively terminated in accordance with the terms and conditions set forth herein and after any applicable notice or cure period has been exhausted ..

Third Party

Any person other than the Parties or their respective Affiliates.

1.2

Any reference to “day” or “days” means any day other than a Saturday, Sunday or the following United States holidays: New Year’s Day, President’s Day, Memorial Day, Fourth of July, Columbus Day, Thanksgiving Day, Christmas Eve, Christmas Day and New Year’s Eve. Any reference to “calendar days” means any day including a Saturday, Sunday, or the holidays listed above.

2

Performance of the Program.

2.1

Standards of Performance.

(a)

Performance of Services .. Generally, PCT agrees to perform Services in accordance with the provisions of this Agreement, its attachments, schedules, and any amendments made pursuant to section 2.  All Services shall be conducted in compliance with Applicable Laws.

(b)      Quality Agreement .. Each Party shall fulfill its responsibilities as set forth in the Quality Agreement.  CBAI hereby acknowledges and agrees that in order for PCT to carry out the Program, CBAI must satisfy its obligations under this Agreement, including the Quality Agreement.

2.2

Term. This Agreement and the Program shall terminate on the Termination Date of June 30, 2012 unless (i) terminated earlier in accordance with the provisions of this Agreement or (ii) extended by Program Amendment Order in accordance with section 2.5.

2.3

Conduct of the Program.  It shall not be considered a breach of this Agreement by either Party if an objective of the Program is not achieved due to a delay caused by the other Party.

2.4

Information Exchange.  The Parties shall conduct regular information exchanges in a manner to be agreed between the Parties to enable ongoing review of the Program and its continuation.  Each Party shall nominate a person to act as the key point of contact for such information exchange.  At the date of this Agreement, the points of contact are as follows:

(a)

for PCT:

Robert A. Preti

President & Chief Scientific Officer

Progenitor Cell Therapy, LLC

21 Main St., Court Plaza South, East Wing, Suite 304

Hackensack, NJ  07601

Telephone: (201) 883-5300

Fax: (201) 883-1409

(b)

for CBAI:

Marion Malone

VP of Business Development

CorCell Companies

906 Princess Drive

West Lafayette, IN  47906

Tel (765) 463-9354

mmalone@corcell.com

2.5

Program Amendment Orders.

(a)

No variation or change of any nature whatsoever to the Agreement, including no change in any of the terms of the Program or Quality Agreement, may be made except by means of a fully executed Program Amendment Order.

(b)

The Parties hereby acknowledge that, in the event of a Program Amendment Order this may result in additional costs or cause a change in the payments set out in section 3 below.

2.6

Prospective Events.

(a)

Definitions.  For purposes of this section, the following terms shall have the meanings given to them as set forth below:

“Prospective Illegality” means any state or federal statute or common law, or state or federal administrative agency rule, guidance or directive now existing or enacted or promulgated or re-interpreted after the Effective Date of this Agreement that is interpreted by judicial decision, a regulatory agency or legal counsel in such manner as to result in the conclusion that any act or service required of PCT or CBAI under this Agreement is in violation of such law, rule, guidance or directive.

“Prospective Cost Increase” means the enactment of a state or federal statute, common law, state or federal administrative agency rule, guidance or directive or amendment thereof after the Effective Date of this Agreement and not contemplated before the Effective Date as to which compliance by PCT imposes an extraordinary and unanticipated financial burden that is generally applicable to all providers of cell processing services.

(b)

Effect of a Prospective Illegality.  In the event of a Prospective Illegality, CBAI and PCT shall promptly negotiate in good faith amendments to this Agreement as necessary to address such Prospective Illegality.  Pending agreement on the appropriate amendment, either CBAI or PCT, on fourteen (14) calendar days written notice to the other, may cease to perform a questioned act; provided, however, that the unaffected provisions and obligations of this Agreement will remain in full force and effect and be enforceable by both CBAI and PCT to the extent possible.

(c)

Effect of a Prospective Cost Increase.  In the event of a Prospective Cost Increase, CBAI and PCT shall negotiate in good faith amendments to the payment terms of this Agreement to address such cost increase.  To the maximum extent possible, any such amendment agreed to under this section shall preserve the primary benefits sought to be achieved by this Agreement and the underlying economic and financial arrangements between the Parties.  If CBAI and PCT agree that the primary benefits sought to be achieved by this Agreement cannot be achieved through an appropriate amendment, then this Agreement will be automatically terminated one hundred twenty (120) calendar days thereafter, or on a sooner date as may be mutually agreed upon by the Parties.  If CBAI and PCT are unable to reach agreement as required by this section, then the matter shall be submitted to arbitration in accordance with the terms of this Agreement.

2.7

Regulatory Assistance ..

(a)

Regulatory Actions ..  PCT shall permit the FDA and other Regulatory Agencies to conduct inspections of PCT’s Facilities as they may request,  and shall cooperate with such Regulatory Agencies with respect to the inspections related to the Services or the Product.  PCT shall give CBAI prior notice, to the extent practicable, of any such inspections, and keep CBAI informed about the results and conclusions of each regulatory inspection, including actions taken by PCT to remedy any conditions cited in the inspections. If prior notice is not possible, PCT shall promptly (i.e., within one day of the said inspection) inform CBAI in the event that a regulatory inspection affects work carried out at PCT’s facilities on behalf of CBAI.  In addition, PCT shall permit CBAI or its representative to assist in the preparation for and be present at inspections relating to the Services or the Product.  Within five (5) days of receipt by PCT, PCT shall provide CBAI with copies of any written inspection reports issued by the Regulatory Agency and all correspondence between PCT and the Regulatory Agency which relate to the Services or the Product, including FDA Form 483, “Notice of Observation,” and all related correspondence, in each case relating to the Services or the Product; provided, however, PCT may exclude from such copies any references to the name and any identifying information specific to other non-CBAI products.  Similarly, PCT agrees to promptly (i.e., within five (5) days of receipt by PCT) notify and provide CBAI copies of any request, directive or other communication of the FDA or other Regulatory Agency relating to the Services or the Product and to cooperate with CBAI in responding to such requests, directives and communications.  PCT may exclude from any notifications or communication, any references to or information not pertaining to CBAI Products or Services and pertaining to matters related to other clients of PCT.

(b)

Information ..  In accordance with the terms of the Proposal, PCT shall as soon as it reasonably can, but in any event within fifteen (15) days of receipt by PCT, provide CBAI with the development reports, qualification reports and testing data related to the Services or the Product, for use by CBAI in compiling regulatory submissions.  Upon reasonable request by CBAI, PCT shall also provide summary reports and information regarding facility, systems, utilities and equipment construction, commissioning and qualification.

(c)

Regulatory support ..  In addition to the documentation requirements under section 2.8(b), and if requested by CBAI, regulatory support (i.e., writing of regulatory submissions, annual or periodic reports, adverse drug reporting, product recalls, correspondence and responses to requests, directives and agency communications etc.) will be provided by PCT at the rate detailed in section 3.3(d).

2.8

Audits and on site visits to PCT’s Facilities.

(a)

Audits. CBAI may conduct a cGMP compliance audit at any of the Facilities once every calendar year upon providing PCT with a minimum of thirty (30) calendar days’ prior written notice.

(b)

On site meetings.  Project team and technical meetings may be held on site at the PCT headquarter offices as required by the project progression. Such meetings will review the Program, including issues arising out of, and the follow-up with regard to, actions, investigations and deviations.

3

Program Charges.

3.1

Payment for the Program.  CBAI shall pay PCT the fees outlined in this section (the “Program Charges”) for the Services as specified in Stages 1 through 5 set forth in Schedule A. The Program Charges do not include the charges for any additional services that PCT may provide to CBAI, including those described as “Additional Steps” in the Excluded Items described below in this section, all of which shall be billed separately in accordance with the terms of this Agreement.  Payment of the Program Charges shall be made in installments and shall become due and owing, as follows:

3.2

The Parties agree that, except as otherwise stated in this Agreement, as of August 1, 2007 CBAI agrees to pay PCT:

A.

A fee of $5,000 for Technology Transfer Services as defined in Schedule A payable July 1, 2007;

B.

Fees for Program Management Services (as defined in Schedule A) at a rate of $2,500 per month for the first year of this Agreement; and after   one (1) year (on or after August 1, 2008), at CBAI discretion, the Parties agree to discuss the applicability and appropriateness of the Program Management Services fee to determine if a reduction in the amount is warranted at that time;

C.

Subject to revisions made by a Program Amendment Order and/or the provisions of Section 3.4, and otherwise in accordance with the provisions of this section, fees for Product Processing Services (as defined in Schedule A) (without regard to the actual number of Products processed below 100 Products per month) at a minimum monthly rate of $55,000 (the “Monthly Minimum Fee”); and

D.

Subject to revisions made by a Program Amendment Order and pursuant to the provisions of this section, fees for Product Processing Services (as defined in Schedule A) at a rate of $525 per Product for any Product over 100 per month up to but not to exceed 200 Products per month (the “Discounted Product Rate”).

For reference purposes, a summary of the fees CBAI agrees to pay PCT is set forth in the chart below:

	Description	Payment Due Date	Amount
A	Technology Transfer Services	August 1, 2007	$ 5,000
B	Program Management Services	Monthly, starting August 1	$ 2,500
C	Product Processing Services Monthly Minimum Fee	Monthly, starting upon the commencement of processing.____	$55,000
D	Product Processing Services Discounted Product Rate	Monthly, starting Aug 1	$525 per Product for each Product over 100, but not to exceed 200 Products total per month

3.3

The Parties agree that, subject to a Program Amendment Order in which the Parties agree otherwise, PCT shall not be required to process more than a total of 200 Products per month.

3.4

The Parties agree that if, through the term of the Agreement, the Parties agree to a Program Amendment Order increasing the monthly minimum number of Products PCT will process, then the Discounted Product Rate will become the basis for calculating the revised Minimum Monthly Fee, and the revised lower Discounted Product Rate will be negotiated and agreed upon by the Parties and the Parties hereby agree that:

(a)

the Monthly Minimum of 100 Products per month at $550 per Product, for a payment of $55,000, plus applicable taxes, may be raised at any time, at the discretion of CBAI, to 200 and 300 Products-per-month minimums;

(b)

When and if the minimum is raised by CBAI to 200 Products per month, then the fixed, per-Product fee will be the Discounted Product Rate  of $525 per Product for the minimum 200 units and a revised Monthly Minimum Fee  payment of $105,000, plus applicable taxes (the “200 Revised Monthly Minimum”). Each additional unit above the 200 unit minimum in a calendar month would then be billed at a revised discounted Product rate of  $500 (the “First Revised Discounted Product Rate”);

(c)

When and if the minimum is raised by CBAI to 300 Products per month, then the fixed, per-Product fee will be the First Revised Discounted Product Rate of $500 per Product for the minimum 300 units and a revised monthly minimum payment of $150,000, plus applicable taxes (“300 Revised Monthly Minimum”). Each additional unit above the 300 unit minimum in a calendar month would be also be billed at the First Revised Discounted Product Rate of $500.

3.5

The Parties agree that the per-Product rate will not fall below $500 during the Term of this Agreement.

3.6

Fees payable hereof are subject to a cost of living adjustment (COLA) effective January 1st of each successive year, starting on January 1, 2009. the COLA calculation will be  equal to the increase or decrease in the cost of living over the prior 12 month period in New Jersey, as measured by the applicable consumer price index (All Urban Consumers) published from time to time by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI”).

3.7

Date of Payments.  All payments of the Program Charges are due on the dates and schedule as set forth above.  Any payment that remains unpaid thirty (30) calendar days after the date when due shall then begin to accrue interest at the annual rate of twelve percent (12%) until paid in full (the “Default Rate”), or otherwise at a rate not to exceed the limits of the applicable state usury law.

3.8

Excluded Items.  The Program Charges set forth in this section 3 do not include the following additional charges, all of which shall be charged to, and payable by CBAI, as follows:

(a)

direct, out-of-pocket costs actually incurred by PCT for consumable items not associated with the Services, including Product shipping containers and packing materials, ordering of manufacturing process reagents and disposables and any personnel monitoring supplies and testing and/or additional environmental monitoring supplies and testing requested by CBAI that is beyond that normally performed by PCT;

(b)

direct, out-of-pocket costs reasonably and actually incurred by PCT associated with written, pre-approved travel expenses arising from visits of PCT technical staff to CBAI facilities, testing site or material supply vendors;

(c)

costs associated with the packaging and shipment of the Product as detailed in section 4 and Schedule A;

(d)

fees for Technical Writing Services  at $90.00 per man-hour of time spent by PCT employees performing work related to these Technical Writing Services, such fees subject to written estimate defining project scope with written approval from CBAI ;

(e)

direct, out-of-pocket costs actually incurred by PCT for  Electronic Data Management and fees for Electronic Data Management Services provided by PCT employees at $90 per man-hour of time spent employees performing work related to Electronic Data Management, such fees subject to written estimate defining project scope with written approval from CBAI;

(f)

annual Electronic Data Management license fee not to exceed $5,000 per annum;

(g)

regulatory support beyond that set forth in section 2.8 that can be provided at PCT’s standard rate of $2,600 per person per calendar day, or for a negotiated price reflecting the total scope of work;

(h)

additional qualification/validation, process, product and assay development, consulting or support, including that required to address specific requests received from regulatory agencies can be provided at PCT’s standard rate of $2,600 per person per calendar day, or for a negotiated total scope of additional work under a Program Amendment Order of section 2;

(i)

for each PCT-owned freezer holding any CBAI Product which is part of the Product Transfer (as defined in Stage IV of Schedule A), CBAI shall pay to PCT $3,000 per month for 60 months from the date of installation  on the understanding that if the Agreement terminates before the 60 months expire CBAI shall, or if Agreement has not expired before the 60 month expiry CBAI may, at any time before the 60 months expires, pay PCT a sum equal to 60 months x $3,000 per month – months already paid + $25,000 and then going forward $600 per month for the duration of the Agreement.  If CBAI is not required or does not elect to purchase the freezer prior to the expiry of the 60-month period, CBAI may, at any time after the 60-month period, elect to (1) continue paying $3,000 per month or (2) purchase the freezer from PCT for $25,000 and pay $600 per month thereafter;

(j)

for each PCT-owned freezer holding any CBAI product which was purchased after September 2007 and not part of the Product Transfer, CBAI shall pay to PCT $3,000 per month for a minimum of three (3) months until sixty (60) months from the date of installation on the understanding that if the Agreement terminates before the sixty (60) months expires CBAI may elect to pay to PCT a buy out rate for the freezer.  The buy out rate shall be equal to paying $90,000 (the “Full Buy Back Rate”) on the first day of the fourth month from the date of installation should CBAI have elected to purchase the freezer at that time.  Should the termination date of the contract fall at anytime after the fourth month, and CBAI elects to purchase the freezer from PCT at that time or any time thereafter, the buy out rate shall be equal to the Full Buy Back Rate minus $1,140 for each month including and after the fourth month to the time of election.  For example, should the contract end during month six (6) of installation, and CBAI elects to purchase the freezer from PCT, CBAI agrees to pay to PCT $86,580 on the first day of month seven (7), in addition to the $3,000 monthly payments previously made for the first six (6) months of storage at PCT.  If CBAI is not required or does not elect to purchase the freezer prior to the expiry of the 60-month period, CBAI may, at any time after the 60-month period, elect to (1) continue paying $3,000 per month or (2) purchase the freezer from PCT for $25,000 and pay $600 per month thereafter;

(k)

for each CBAI-owned freezer transferred as part of the Freezer-Product Transfer (as defined in Stage IV of Schedule A), CBAI shall pay to PCT  $400 per month per freezer;

(l)

for all Future Freezer-Product Transfers (as defined in Stage IV of   Schedule A) CBAI shall pay $600/month;

(m)

all costs associated with the Freezer-Product Transfer will be the responsibility of CBAI and CBAI shall pay for PCT time expended and invoiced related to the transfer at a rate of $90 per man-hour of time spent to effect the transfer, subject to receipt of approval of written estimate;

(n)

all costs associated with the Product Transfer (as defined in Stage IV of  Schedule A) will be the responsibility of CBAI and CBAI shall pay for PCT time expended and invoiced related to the transfer at a rate of $90 per man-hour of time spent to effect the transfer;

(o)

all costs associated with the Future Freezer-Product Transfers (as defined in Schedule A) will be the responsibility of CBAI and CBAI shall pay for PCT time expended and invoiced related to the transfer at a rate of $90 per man-hour of time spent to effect the transfer;

(p)

all costs associated with Equipment Validations (as defined in Stage IV of  Schedule A) will be the responsibility of CBAI and CBAI shall pay for PCT time expended and invoiced related to the validations at a rate of $90 per man-hour of time spent to effect the validations;

(q)

Product Shipment (as defined in Stage V of Schedule A) fees at a rate of $250 per Product plus applicable shipping and out-of-pocket expenses as further described in section 3.8(a); and

(r)

all out-of-pocket expenses associated with Product HLA Testing (as defined in Schedule A).

3.9

PCT shall obtain CBAI’s approval, not to be unreasonably withheld, prior to incurring any additional costs described in section 3.8.  In any case, such additional costs are subject to written estimates and  project scope with written approval from CBAI.

3.10

Fees for Excluded Items.  For costs associated with items described in section 3.8, an added amount equivalent to 10% of the cost of such items will be invoiced to represent handling and administration charges.

3.11

Issue of Invoices.  PCT shall invoice CBAI for any additional costs and charges PCT incurs under this Agreement other than the Program Charges, including, but not necessarily limited to, those items set forth in section 3.8.  PCT shall issue invoices described in this section as sums for such costs incurred become due and CBAI shall pay such sums within thirty (30) calendar days after the date CBAI receives the relevant invoice.  Any amount not paid by CBAI to PCT when due shall accrue interest at the Default Rate until paid in full.

4

Delivery of Product.

4.1

Packing and Shipping of Product. Upon request by CBAI, PCT shall pack the Product and arrange for its shipment in accordance with the details and specifications of the request and in compliance with specifications detailed in Schedule A.

4.2

Storage of the Product.  All Product will be stored in compliance with specifications detailed in Schedule A.

4.3

Import and Export Compliance.  PCT will, at CBAI’s expense and request, obtain any export license or other official authorization and carry out customs formalities necessary for the exportation of the Product’s outside the United States.

5

Representations and Warranties.

5.1

General Representations and Warranties.  Each Party represents and warrants to the other that it has the necessary right and authority to enter into this Agreement and that to the best of its knowledge as of the Effective Date it is the rightful owner of all Background Intellectual Property it purports to own.  Neither Party makes any representation or warranty to the other except as specified in this Agreement.

5.2

Representations and Warranties of PCT.

(a)

Compliance with Obligations.  PCT hereby represents and warrants to CBAI that it shall perform its obligations under this Agreement in a professional manner with due care, and in accordance with the Quality Agreement and Applicable Laws.

(b)

Compliance of the Facilities.  The Facilities shall operate in compliance with Applicable Laws and the Quality Agreement.

(c)

Permits.  PCT shall use best efforts to obtain and maintain all necessary permits , licenses and authorizations as required under this Agreement and Applicable Laws with respect to the Services.

(d)

Personnel.  N either PCT, its subcontractors, agents, nor any members of their respective staffs involved in providing the Services shall be, at the time of performance of any Services: (i) disqualified or debarred by the FDA or any other Regulatory Agency for any purpose pursuant to 21 U.S.C. § 335a or any foreign counterpart thereof; or (ii) convicted under United States federal law or foreign counterpart thereof, for conduct relating to the development or approval, or otherwise relating to the regulation of, any drug under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation.

5.3

Representations and Warranties of CBAI.   CBAI hereby represents and warrants to PCT that:

(a)

Compliance with Obligations - CBAI shall perform its obligations under this Agreement in a professional manner with due care, and in accordance with the Quality Agreement and Applicable Laws;

(b)

Compliance - CBAI shall obtain and maintain all necessary permits ,

licenses and authorizations as required as required under this Agreement and Applicable Laws;

(c)

Patents - In carrying out its obligations under this Agreement, CBAI shall not infringe upon any United States or foreign copyright, patent, trademark, trade secret or other proprietary right, or misappropriate any trade secret, of any third Party in any manner that would cause any liability, loss or damage to PCT , and CBAI represents and warrants that it has neither assigned nor otherwise entered into any agreement by which it purports to assign or transfer any right, title or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement;

(d)

Confidential Information - That neither CBAI, nor any of its employees, agents, contractors, or any other person or entity affiliated with CBAI, has, prior to the Effective Date of this Agreement, disclosed any Confidential Information in a manner other than as described in section 9; and

(e)

Product and Freezer Transfers -  prior to transferring any Product or freezer to PCT, CBAI has obtained any and all consents, authorizations and waivers that may be required from any third party, including, but not limited to, CBAI’s current service provider (i.e., Bergen), any financial institutions, and all customers, to transfer all Product and freezers to PCT under this Agreement; and

(f)

Freezers – that CBAI owns title, free and clear of any encumbrance, to each freezer transferred to PCT under this Agreement.

5.4

Disclaimer of Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE PRODUCT, SERVICES AND PROGRAM TO BE SUPPLIED BY SUCH PARTY HEREUNDER AND BOTH PARTIES SPECIFICALLY DISCLAIM ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PRODUCT, SERVICES AND/OR PROGRAM, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NONINFRINGEMENT, OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

6

Insurance.

6.1

Each Party shall, at all times during the period of this Agreement, obtain and maintain insurance coverage with limits no less than:

(a)

Comprehensive General Liability (including coverage for bodily injury an property damage) - Two Million ($2,000,000) Dollars aggregate, per occurrence;

(b)

Workers Compensation – the minimum statutory amounts under applicable laws;

(c)

Professional Liability Coverage – Two Million ($2,000,000) Dollars aggregate, per occurrence

6.2

Certificates and Changes.  Each Party shall furnish to the other a certificate of such insurance evidencing the required policies of insurance set forth above, which certificate shall provide that no such policy shall be altered, amended or cancelled without providing the other Party with at least thirty (30) calendar days prior written notice of such change.

6.3

Waivers of Subrogation.  Each Party hereby waives any and all rights it may have against the other and its respective subcontractors, agents and employees for damages caused by fire or other causes of loss to the extent covered by insurance required to be provided under this Agreement (the “Amount of Coverage”) except such rights it may have to proceeds of such insurance held by it as a fiduciary. Each Party shall require of its sub-subcontractors, agents and employees, by appropriate agreements, written where legally required for validity, similar waivers in favor of the other Party and its respective subcontractors, agents and employees.  The insurance policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective up to the Amount of Coverage as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

7

Indemnity.

7.1

Indemnification by PCT.   Except as otherwise stated to the contrary or limited herein, PCT shall defend, indemnify and hold CBAI and CBAI’s members, officers, directors, agents, employees, professionals or contractors (collectively, its “Agents”) harmless from and against any and all claims, losses, costs, damages, and liabilities of any nature whatsoever, including reasonable attorney’s fees and disbursements (collectively, “Claims”), incurred, caused or occasioned by, in connection with or arising out of the negligent acts or omissions of PCT and/or PCT’s Agents including PCT’s violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement, except to the extent incurred, caused or occasioned by, in connection with or arising out of the acts or omissions of CBAI and/or CBAI’s Agents including CBAI’s violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement.   PCT’s foregoing agreement to indemnify CBAI does not apply to any Claim that is incurred, caused or occasioned by, in connection with or arising out of any defects or other deficiencies that existed in any Product (each, a “Defective Product”) upon transfer to PCT, and CBAI hereby releases and agrees to hold PCT and PCT’s Agents harmless from any and all Claims that relate to any Defective Product transferred to PCT.

Nothing in this Agreement shall be deemed to require PCT to indemnify CBAI for or with respect to any bodily or property damage caused by use of any Product unless and solely to the extent any such bodily injury or property damage is caused directly by PCT’s negligent act or omission.  CBAI hereby acknowledges that it has exclusive control and final decision making authority and approval with respect to (i) the specifications that govern the Services to be provided by PCT under this Agreement, and (ii) the specifications that govern the storage, handling and distribution of the Product by PCT collectively, the “Specifications”) and CBAI hereby releases and agrees to hold PCT and PCT’s Agents harmless for any Claims incurred, caused or occasioned by, in connection with or arising out of actions in compliance with the Specifications .  CBAI further acknowledges that PCT has no control over the “use” of the Product by any third party after being shipped by PCT in accordance with this Agreement.

7.2

Indemnification by CBAI.  CBAI shall defend, indemnify and hold PCT and PCT’s Agents harmless from and against any and all Claims incurred, caused or occasioned by, in connection with or arising out of (i) the Products; and (ii) any acts or omissions of CBAI and/or CBAI’s Agents, including CBAI’s violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement, except to the extent incurred, caused or occasioned by, in connection with or arising out of the acts or omissions of PCT and/or PCT’s Agents including PCT’s violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement.

7.3

Survival of Indemnification Obligations.  Each Party’s indemnification obligations to the other Party shall survive the expiration or earlier termination of this Agreement.

8

Limitations on Liability and Damages.

8.1

Limitations on Liability.

(a)

Between the Parties.  Neither Party’s liability to the other shall exceed an amount equal to the total Program Charges actually paid to PCT under this Agreement during the twelve (12) months preceding the date from which the Claim arose

(b)

Clients.   CBAI agrees to provide PCT a copy of proposed revisions to the Informed Consent and Release to be executed by its clients and to negotiate in good faith language which reasonably specifies that CBAI’s processing and storage facility is one of the subcontractors released and discharged therein.  Such revision shall be made in conjunction with other revisions planned to be made by CBAI to the Informed Consent and Release.

(c)

Marketing Material.  CBAI agrees to negotiate in good faith with PCT regarding any language in its marketing materials which may consititute a representation with respect to Product handling, processing, storage and use.  CBAI agrees not to make any changes to its present marketing materials which would materially alter PCT’s potential liability with respect to CBAI’s clients.

8.2

Limitation on Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, NO LIABILITY FOR SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR  CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RELATING TO LOST PROFITS, LOST BUSINESS OR LOST SAVINGS), EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9

Confidentiality.

9.1

Maintenance of Confidentiality.  In consideration of each Party disclosing Confidential Information to the other Party, the Receiving Party hereby agrees to maintain confidential all of the Disclosing Party’s Confidential Information and not directly or indirectly use any of such Confidential Information, in whole or in part, except as required to carry out the Program and its obligations under this Agreement.  The Receiving Party further agrees not to disclose any of the Disclosing Party’s Confidential Information to any Third Party other than under and in accordance with the terms of sections 9.3, 9.4 or 9.5.

9.2

Exceptions.  The foregoing restrictions on the Receiving Party shall not apply to any Confidential Information which:

(a)

the Receiving Party can prove was already in its possession and at its free disposal before the disclosure hereunder to it;

(b)

is hereafter disclosed to, purchased or otherwise legally acquired by the Receiving Party by or from a Third Party who has not derived it directly or indirectly from the Disclosing Party under an obligation of confidentiality;

(c)

is or becomes generally available to the public whether in printed publications or otherwise through no act or default on the part of the Receiving Party; or

(d)

the Receiving Party can prove to the reasonable satisfaction of the Disclosing Party has been developed independently of the Program by the Receiving Party without reference to any of the Confidential Information disclosed by the Disclosing Party.

9.3

Exercise of Reasonable Precautions.  In order to comply with its obligations set out in this section 9, the Receiving Party agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure and use of the Disclosing Party’s Confidential Information, including restricting access to such information to such of its employees and agents as are bound to keep such information confidential and need to have such access for the purposes of the transactions contemplated under this Agreement.

9.4

Disclosure to Affiliates.  A Receiving Party may disclose to an Affiliate with a reasonable need to know the Disclosing Party’s Confidential Information to the extent required by the Affiliate, provided that the Disclosing Party shall, prior to such disclosure, ensure each Affiliate to which the Disclosing Party’s Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement and agrees to be subject to confidentiality obligations no less onerous than those contained in this Agreement.  Any breaches of the obligations of confidentiality contained in this Agreement by such Affiliate shall be treated as a breach of such obligations by the Party making the disclosure to the Affiliate.

9.5

Disclosure to Courts or by Law or Other Rules.  Nothing in this section 9 shall preclude disclosure by either Party of any Confidential Information required by any court entitled by law to disclosure of the same, or which is required by law to be disclosed, provided that the Receiving Party promptly notifies the Disclosing Party when such requirement to disclose has arisen in order to enable the Disclosing Party to seek an appropriate protective order and to make known to the court the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof.  The Receiving Party agrees to co-operate in any appropriate action which the Disclosing Party may decide to take.  If the Receiving Party is advised to make a disclosure in accordance with this section 9.5 it shall only make a disclosure to the extent to which it is obliged.

9.6

Survival of Obligations.  Each Party ‘s obligations with respect to the other Party’s Confidential Information under the provisions of this section 9 shall survive the expiration or earlier termination of this Agreement.

9.7

Certain Remedies.  The Parties acknowledge and agree that, due to the unique nature of the Confidential Information, there may be no adequate remedy at law for any breach of the obligations hereunder and that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm and significant injury to the Disclosing Party that may be difficult to estimate and ascertain.  Therefore, upon any such actual or threatened breach, the Disclosing Party shall be entitled to seek an immediate injunction, temporary restraining order and/or other appropriate equitable relief, in addition to whatever remedies are available at law.  The Receiving Party shall notify the Disclosing Party in writing immediately upon becoming aware of the occurrence of any such unauthorized release or other breach.

9.8

Return of Confidential Information.  Upon the termination or earlier expiration of this Agreement, each Receiving Party shall return or certify the destruction of all documents received in confidence from the Disclosing Party, except that each Receiving Party will be allowed to maintain one copy for their records solely for purposes of demonstrating compliance with obligations under this section 9.

10

Duration and Termination.

10.1

Duration.  This Agreement shall be deemed to have commenced on the Effective Date and shall continue until the Termination Date of June 30, 2012 or such other date if this Agreement is earlier terminated in accordance with the provisions of section 10, or extended through the submission of a Program Amendment Order per section 2.

10.2

Termination.  Subject to section 11, this Agreement may be terminated, and the effective Termination Date shall be the date after which any required notice or cure period has been exhausted, as follows:

(a)

by CBAI giving PCT a notice of termination invoking a Cancellation Period of no less than ninety (90) calendar days between the written notice and the Termination Date, provided, however, that if CBAI cancels the Agreement pursuant to this 10.2(a), the provisions of Clause 11.1(a)-(c) shall apply; or

(b)

by PCT, upon the failure of CBAI to pay to PCT any amounts owed to PCT under this Agreement, including any payments of the Program Charges, if such breach remains uncured thirty (30) days after the date when due; or

(c)

by either Party, immediately upon the non-monetary material breach by the other Party of its obligations under this Agreement that remains uncured sixty (60) calendar days after delivery to the breaching Party of written notice reasonably describing the material breach and stating its intention to terminate the Agreement.  It is understood that the Parties intend to discuss , pursuant to section 22.2 hereof , any alleged breach and its remediation as soon as it is known, and that such discussion shall not be a waiver of the right to terminate pursuant to this clause 10.2(c); or

(d)

by either Party, immediately upon providing written notice to the other Party, if the other Party has a liquidator, receiver, manager receiver or administrator appointed, or ceases to continue trading or is unable to pay debts; or

(e)

In the event that PCT fails to achieve its AABB accreditation as a direct result of PCT’s failure to comply with the standards set forth by the AABB, CBAI has the right to terminate the contract without notice or penalty. In the event that PCT fails to achieve  AABB Accreditation in the time outlined in Schedule A,  because of scheduling conflicts, PCT agrees to continue to make best efforts to achieve such accreditation in a timely manner; or

(f)

Upon mutual written agreement by the Parties.

11

Consequences of Termination.

11.1

  Consequences.  In the event of termination under section 10.2 above:

(a)

None of the amounts already paid by CBAI to PCT shall be refundable, and

(b)

CBAI shall pay to PCT all sums, including all Program Charges at the rates paid in the month previous to notice of termination, “Excluded Items” (i.e., out-of-pocket expenses and other costs) described in section 3,  and any other unpaid costs incurred and payable by CBAI under this Agreement up to and through the Termination Date, including any delinquent payments and accrued interest, and

(c)

If PCT terminates under sections 10.2(b), (c) or (d), or if CBAI terminates on notice under section 10.2(a), CBAI shall pay to PCT, in lieu of all other remedies, except as otherwise set forth above in sections 11.1(a) and 11.1(b), the monthly Program Charges during the Cancellation Period  calculated using the same Program Charges paid in the previous full month prior to the date notice of termination was affected; and

(d)

During any applicable Cancellation Period, PCT shall continue to provide the Program Services to the extent reasonable in the circumstances; and

(e)

PCT will provide the Cancellation Services to CBAI at a rate of $90 per hour for each PCT employee providing Cancellation Services up to an amount not to exceed the Program Charges for the month prior to notice of termination but without limiting the completion of the Cancellation Services PCT to CBAI; and

(f)

Upon termination and after any required Cancellation Period has ended, PCT shall have no further obligations to CBAI or any of CBAI’s customers with regard to any Products that may remain in PCT’s possession after termination.  Notwithstanding the foregoing, PCT shall cooperate with CBAI by providing Cancellation Services as described under this Agreement in order to assist CBAI with making reasonable arrangements upon termination of this Agreement.

11.2

Reports, Data and Documents.  PCT shall promptly, but in no event more than thirty (90) calendar days after Termination Date, provide to CBAI (if not already provided), a copy of any reports, data or other documents defined in

Schedule A.

11.3

Survival.  The provisions of sections 5, 6.3, 7, 8, 9, 10, 11, 13, 14, 22.1 and 22.3 shall survive the termination or earlier expiration of this Agreement.

12

Independent Contractor.

Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the Parties.  Each Party agrees to perform under this Agreement solely as an independent contractor of the other Party.

13

Entire Agreement.

This Agreement (including all Schedules) together with the Confidentiality Agreement contains the entire Agreement between the Parties and supersedes any previous agreements relating to the Program and any understandings between the Parties with respect thereto.

14

Announcements and Publicity.

Neither of the Parties shall make an official press release, announcement or other formal publicity relating to the transactions which are the subject of this Agreement, or any ancillary matter, unless the other Party agrees to the making of such publication.

15

Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors but shall not otherwise be assignable by either Party without the prior written consent of the other Party, which it may give or withhold in its sole discretion and any attempt to do so shall be null and void as of the inception and of no force or effect.  Notwithstanding the foregoing, either Party may, without consent and upon written notice to the other Party, assign its rights and obligations under this Agreement to a purchaser of all or substantially all of the business of such Party to which this Agreement relates.

16

Variation.

No variation or amendment of this Agreement shall bind either Party unless made in writing in the English language and agreed to in writing by duly authorized officers of both Parties.

17

Illegality.

If any provision of this Agreement is agreed by the Parties to be illegal, void or unenforceable under any of the Applicable Laws or if any court of competent jurisdiction in a final decision so determines, this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the Parties may agree, provided that in the event any provision so excised gives rise to a loss by either Party of any material right under this Agreement, such affected Party shall be entitled to immediately terminate this Agreement, which termination shall be deemed a termination by mutual agreement under section 10.2(f) above.

18

Waiver.

A failure by either Party to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

19

Notices and Communications.

19.1

Formal Notices.  Any formal notice required or permitted under this Agreement shall be in writing which may take the form of a letter or facsimile and shall be sent by prepaid post, facsimile, or hand delivery (including messenger service).  The addresses for any such notice or other communication shall be those stated on the first page of this Agreement.

19.2

Other Communications.  In addition to the methods set out in section 19.1, any other communications between the Parties may be made by telephone or by email.

19.3

Change of Address.  Either Party may, at any time by written notice to the other Party, change the address or the facsimile numbers to which notices or other communications shall be sent.  All notices and other communications shall have been duly given or made (i) when delivered by hand (including by messenger service) upon delivery or (ii) when delivered by post upon delivery or (iii) when faxed upon receipt of a legible copy by recipient and production of a satisfactory transmission report by sender confirming transmission of the fax in full to the appropriate number by the fax machine which sent the fax.

20

Force Majeure.

Neither Party shall be liable to the other Party in any manner whatsoever for any failure or delay in performing its obligations under this Agreement if and to the extent, and for the duration, that such is due to Force Majeure.  Without prejudice to section 8, any said failure or delay shall not give either Party the right to terminate this Agreement except, and to the extent that such Force Majeure continues for a period exceeding three (3) months.  The consequences of termination as a result of Force Majeure shall be limited to those set forth in sections 11.1(a) and 11.1(b).

21

Management Committee.

21.1

Formation.  The Parties shall form a “Management Committee” promptly after the Effective Date of this Agreement.  The Management Committee shall consist of four (4) individuals, two of whom shall be appointed by PCT and two of whom shall be appointed by CBAI.  One representative of each Party shall be a senior member of its staff.

21.2

Purpose and Duties.  The purpose and duties of the Management Committee are to:  (i) discuss and address, in good faith, any issues concerning either Party’s performance of its obligations under this Agreement, (ii) provide a forum for the early identification of problems related to the Services and/or the Program, (iii) discuss and address the terms of or any changes to the Agreement, Quality Agreement and/or schedules or amendments to this Agreement, (iv) discuss day-to-day operations in performing the Services, and (v) attempt to, in good faith, resolve any dispute, difference or disagreement concerning this Agreement that is referred to it pursuant to section 22.2 within thirty (30) calendar days of receiving a written notice of such dispute, difference or disagreement.

21.3

Meetings.  The Management Committee shall meet in person or by telephone quarterly at PCT headquarter offices, and shall meet at by telephone conference call or as often as is necessary.  One representative of PCT shall serve as the “Chair” of the Management Committee and, in consultation with CBAI, shall determine and manage the agenda for each meeting.  Other representatives of either party may attend Management Committee meetings as the committee deems appropriate.

21.4

Subcommittees.  The Management Committee may form such subcommittees, such as an operations committee, as it shall deem appropriate.  The responsibilities of any such committee and its membership and charter shall be determined by the Management Committee in its discretion.

22

Law and Jurisdiction.

22.1

Governing Law.  This Agreement is governed by and shall be construed and interpreted in accordance with the laws of Delaware ..  Any proceedings between the Parties shall be conducted in the English language.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereunder (other than those that are subject to arbitration as provided in section 22.3, below) shall be brought in the courts of the State of Delaware or the federal District Court of Delaware.  Each Party: (a) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding;  (b) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum; (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) will not bring any action relating to this Agreement or any of the transactions contemplated hereunder in any other court.  Process in any such suit, action or proceeding may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such party as provided in section 19 shall be deemed effective service of process on such party.

22.2

Referral to the Management Committee.  Prior to any dispute, difference or disagreement concerning this Agreement proceeding to litigation to arbitration or through the courts, the Parties shall seek to resolve the matter within thirty (30) calendar days by referring it to the Management Committee.

22.3

Arbitration.  Any matter or dispute arising out of, or in connection with this Agreement which is not able to be resolved pursuant to section 22.2 shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by one arbitrator in Delaware.  Such arbitrator shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules, provided that any such arbitrator shall be familiar with and capable of making decisions on the technical aspects of the Program.  The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating its decision within thirty (30) calendar days of the completion of the arbitration.  The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.  Such arbitration shall be concluded within nine (9) months following the filing of the initial request for arbitration.  The Parties shall bear the costs of arbitration equally and shall bear their own expenses; provided, however, that the prevailing Party shall be entitled to receive its attorneys’ fees and costs in addition to any other relief it may receive.  The Parties agree that, any applicable provision of law notwithstanding, neither Party shall request, and the arbitrator shall have no authority to award any damages against a Party that are prohibited under section 8.  Notwithstanding the foregoing, neither Party shall be deemed in breach of this Clause and either Party shall, subject to section 22.2 above, be entitled to bring a claim (including for declaratory or injunctive relief) against the other Party in any court of competent jurisdiction to the extent the relevant claim or dispute concerns the infringement, misappropriation or misuse of a Party’s Intellectual Property or Confidential Information.

22.4

Interim Steps.  Neither of the Parties shall be deemed to be precluded from taking such interim formal steps as may be considered necessary to protect such Party’s position while the procedures referred to in sections 22.2 and 22.3 are pursued.

23

Facsimile Signatures; Counterparts.  This Agreement may be executed by facsimile signature and/or in counterparts, with each such facsimile signature being deemed an original and both counterparts, when taken together, constituting one instrument.

24

Meaning of Including.  Whenever the term “includes” or “including” is used in this Agreement it shall be deemed to be followed by the words “without limitation”.

[signatures on next page]

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement on the date written at the top of this Agreement.

ATTEST:		PROGENITOR CELL THERAPY, LLC

By:		By:
Name:		Name/Title:

CORD BLOOD AMERICA, INC.

By:		By:
	Name	Name/Title:

Schedule A

Scope of Program Services

I.  The parties agree that the Program Services related to the processing of each Product are defined as follows for each Product:

A.

Receipt of each Product and associated maternal blood samples

B.

Accession and inspection of the incoming units and samples and associated documentation

C.

Preparation of maternal samples for screening and confirmatory (where required) Infectious Disease/Virology testing and shipping of samples to the testing laboratory.  Testing to include:

•

RPR (Treponema pallidum)

•

HbsAg

•

HbcAb

•

HCV 3.0 (NAT testing)

•

HTLV 1 / 2

•

HIV  1 / 2 (Ab and NAT testing)

•

HIV p24Ag

•

WNV

•

CMV

•

Maternal ABO/Rh antibody screening

D.

Storage at -80oC of two (2) samples of maternal plasma, two (2) samples of baby’s cord blood and two (2) samples from the final product

E.

Controlled-rate cryopreservation of the cord blood units following volume reduction and red blood cell removal, according to PCT’s Standard Operating Procedures (SOPs)

F.

Long term storage of all units in vapor phase

G.

Reporting of positive virology testing to the CBAI customer responsible for the Product and CordPartners within seven (7) calendar days of confirmatory testing

H.

Cataloguing of specimens for retrieval and quality control

I.

Completion of all appropriate forms and documents, review of records, appropriate filing and reporting as required by CBAI

J.

Infectious disease counseling of mothers for positive confirmatory virology testing

K.

Immediate notification to CBAI of any abnormality or potential health-related issue which may require immediate medical attention

(collectively referred to as the “Product Processing Services”)

II.  PCT will:

A.

Perform three (3) training runs prior to formally commencing Product Processing Services to ensure operational compliance with CBAI system and requirements within the terms of this Agreement.

B.

use best business efforts to receive its AABB Accreditation for its New Jersey Facility prior to the end of September 2007 but as scheduling of the inspection and response to the audit are out of PCTs direct control, PCT will deavor to dispatch our obligations pursuant to receiving this accreditation as expeditiously as possible and without delay.

C.

provide availability for receiving, processing and storage services twenty four (24) hours per day,  seven (7) days per week

D.

assist CBAI in development of marketing material targeted to educate CBAI’s customer base as to the value-added of the application of current Good Manufacturing Practices (cGMPs) to the processing of cord blood cells.

E.

execute an evaluation of the BioSafe Sepax system with the intention of validating its use for cord blood processing and, if considered appropriate in PCT’s discretion, to incorporate the Sepax technology at PCT’s New Jersey Facility and, as needed, into other PCT’s Facilities.  This evaluation is currently in progress a decision regarding the use of this device in production will be rendered by December 30, 2007.

F.

directly report or take reasonable measures to ensure that the Third Party testing laboratory reports to the New Jersey State Department of Health and Human Services reports of viral positive Product in compliance with New Jersey state regulations and that similar reporting is affected when the Services are performed in Facilities in other States.

G.

work cooperatively with and assist CBAI personnel to review,  prepare, and finalize, to the acceptance of both parties,  the documentation, including SOPs, required to:

•

reasonably maximize operational effectiveness, and

•

obtain the required licenses from the relevant State authorities, including New York, New Jersey and California, and other States as from time to time regulations or changes in either party’s may require

H.

report to CBAI a list of its sub-contracts relevant to the Program and notification of any changes to those sub-contractors

I.

Establish and maintain the Electronic Data Management system (defined below)

II.  CBAI agrees that:

A.

The Program Services will be provided from the Effective Date of the agreement at PCT’s New Jersey Facility and at a later time, to be agreed upon by the parties,  at PCT’s California Facility.

B.

PCT will use best business efforts to receive AABB accreditation of New Jersey Facility prior to the end of September 2007 but understands that as scheduling of the inspection and response to the audit are out of PCTs direct control, if this deadline is not met PCT will  use best efforts to receive this accreditation as expeditiously as possible and without delay.

C.

Future Freezer-Product Transfers (as defined below) will be limited to ten (10) freezers per year.

Stage I – Technology Transfer, Documentation Preparation, and Licensure

In Stage 1 Program Services, within 3 months from the agreement’s Effective Date PCT will:

•

Prepare a document matrix, with disclosure and assistance from CBAI, which outlines all the existing, available documentation (including SOPs) from each party which relate to the processes encompassed in the Services including collection, processing, storage, distribution, and transport of the Product (“Document Matrix”)

•

Upon review of the Document Matrix, conduct a gap analysis and submit to CBAI a detailing the document revisions and creation required to fulfill the obligations of both parties and this Agreement (“Gap Documentation”).

(collectively defined as “Technology Transfer Services”)

•

In collaboration with CBAI, revise and create the Gap Documentation necessary to ensure:

•

a complete set of documents is available to obtain and maintain operational efficiencies related to the PCT Services and the interactions with CBAI, and

•

that the appropriate and required licenses, as described elsewhere in this Agreement, from the relevant State authorities and as from time to time regulations may require, are obtained and maintained.

(collectively defined as “Technical Writing Services”)

•

PCT will provide  summarized versions of relevant PCT SOP’s to CBAI

In Stage 1 Program Services, within 4 months from the agreement’s Effective Date, PCT will:

•

In collaboration with CBAI, transfer existing CBAI documentation, data, batch records and/or other processes to electronic systems as these systems become available from PCT; and

•

Provide data mapping and linkage support to facilitate ongoing data transfer between PCT and CBAI, facilitate CBAI online access to its data in PCT’s electronic systems, and permit  CBAI to generate reports relating to its Product data.

(the above shall be referred to collectively as “Electronic Data Management”)

The fees for Electronic Data Management fees will be agreed upon between the parties.  The parties understand that fees will include initial set up costs  and an annual license fee (not expected to exceed $5,000).

Stage II – Ongoing Project Management

For the duration of the Agreement, PCT will provide the following Services:

•

Infection disease counseling of mothers, or their Physicians, with positive results for infectious disease tests,

•

reporting of viral positive test results to mother and/or doctor within 7 calendar days of receipt,

•

reporting of viral negative test results to mother and/or doctor,

•

reporting data on all Product to CBAI , and

•

full-service project management under the supervision of a primary PCT point-of-contact account manager.

Stage III - Processing

For the duration of the Agreement, PCT will the Product Processing Services for up to two hundred (200) Products per month.

Stage IV – Storage

For the duration of the Agreement, PCT will:

•

store each Product in accordance with the specifications outlined as part of the Product Processing Services.

•

perform or have performed under its care and control the purchase, installation, operation and performance qualification (IOP/Q) and calibration/maintenance/repair of all equipment used exclusively for this project (“Equipment Validations”).

•

transfer all CBAI Product inventory currently stored at Bergen County Community Blood Services into liquid nitrogen freezers at PCT’s New Jersey Facility (“Product Transfer”) as soon as is reasonably possible but to make best efforts to complete this transfer earlier than September 1, 2007.

•

transfer CBAI’s existing freezers (not numbering more than four (4)) and their contents (“Freezer-Product Transfer”), to PCT’s New Jersey Facility as soon as is reasonably possible for PCT.

•

transfer freezers and Product acquired, in the future by CBAI, to PCT (“Future Freezer-Product Transfers”) upon request by CBAI as soon as is reasonably practical for PCT.

If at any time during the Term of Agreement, CBAI ceases to operate as a business, PCT will assume storage of CBAI Products subject to the CBAI’s fulfillment of the following conditions per Product:

•

the contract CBAI holds with the CBAI customer for each Product is legally assigned to PCT without any amendment, and

•

all storage fees received by CBAI paid for years of storage not yet fulfilled will be paid to PCT without holdback.

PCT’s obligation to assume storage of each CBAI Product will be limited to fulfillment of the above conditions for that Product such that PCT may assume some but not all CBAI Products to the extent CBAI only complies with the above conditions for some but not all its Products.

Stage V - Distribution

For the duration of the Agreement, PCT will:

•

At request by CBAI, release and arrange for shipment of a Product from the PCT Facility at which the Product to be shipped is stored to an address designated by CBAI.  Packaging and arranging for shipping will be done pursuant to the details and instructions of that request, the applicable SOPs, and will include provision of qualified liquid nitrogen shippers, proper identification of the Product and complete documentation for the shipment (“Product Shipment”)

•

When requested to release and arrange for shipment of a Product, arrange for performance of HLA testing of the Product (“Product HLA Testing”).

Schedule B

Quality Agreement

This agreement defines the responsibilities of Progenitor Cell Therapy LLC (PCT) and CBAI, Inc. (CBAI) for compliance to current good manufacturing practices (CGMP) and applicable current Good Tissue Practices (CGTP) for manufacturing support, storage and shipping services for the production of the Product. PCT is responsible for compliance to all applicable requirements while the Products are under the direct control of PCT.  CBAI is responsible for compliance to all applicable requirements while the Product is under the care or control of the CBAI.

Definitions:

Product Specifications – The assay methods and specifications upon which the Product will be tested and released

Terms:

1.

PCT shall provide manufacturing including storage, packing and shipping of Product as well as some Quality Control (QC) testing as defined in Schedule A.

2.

PCT will process and store Product at PCT’s Facilities.

3.

CBAI will be responsible for ensuring that the methods and materials prescribed in the process will support the use of the Product for the proposed clinical use.

4.

If necessary, applicable process and/or test methods must be successfully transferred from CBAI to PCT and appropriate training documented per PCT procedures before implementation.

5.

Per Schedule A, PCT will provide some QC testing for services for Product, the results of which will promptly be communicated to CBAI following review by PCT QA.

6.

PCT and CBAI will agree on those reagents and materials to be provided directly by CBAI and those, if any, to be purchased by PCT, and on a schedule for purchase and for the activities described below:

•

Materials provided by CBAI directly to PCT will be identified as approved and accompanied by a Certificate of Compliance (CoC) or Certificate of Analysis (CoA) or other document as appropriate. PCT will receive such materials according to agreed procedures with CBAI and will confirm that the material received has a CoC or CoA or appropriate documentation.

•

Materials purchased by CBAI and shipped to a PCT Facility will be held in quarantine until CBAI has approved them for release and provides PCT with documentation as above.

•

Materials purchased by PCT will be sampled and/or tested and/or inspected according to PCT procedures.

•

PCT will test and inspect according to PCT procedures unless use of CBAI specified procedures are mutually agreed upon and provision is made for assay transfer and implementation under a Program Amendment Order.

•

PCT will notify CBAI as soon as practical, but no later than five (5) days after such test and inspection, if any materials, product or packaging do not meet requirements.

7.

Any materials purchased by PCT will be from PCT approved manufacturers. If the materials are provided by CBAI, it is CBAI’s responsibility to assure that the materials are from approved/qualified manufacturers.

8.

Information as to labelling and other packaging will be provided by CBAI.

9.

PCT will notify CBAI and gain written agreement for any planned deviations from the agreed upon procedures prior to implementation if determined by PCT QA that such changes may affect the Product.

10.

PCT will notify CBAI of any unplanned deviations that affect the Product as soon as possible.  Unplanned deviations will be investigated according to PCT procedures.

11.

PCT will notify CBAI of any proposed major changes to equipment, location and/or changes in material suppliers that affect CBAI as soon as possible in order for CBAI to review, assess impact and comment on changes and to be able to implement changes in a timely manner.

12.

CBAI will notify PCT of any planned changes to equipment, materials, process, testing (to the extent performed or to be performed by PCT) or shipping requirements as soon as possible in order for PCT to review, assess impact and comment on changes and to be able to implement agreed upon changes in a timely manner.

13.

PCT will capture any agreed upon changes to the Quality Agreement and documents related to PCT’s provision of services through a Program Amendment Order of Clause 2 and where applicable PCT’s change control system.

14.

PCT is responsible for ensuring that equipment is properly cleaned/sanitized and documented in compliance with PCT’s cleaning/sanitizing procedures.

15.

PCT will conduct testing for release of product according to Schedule A.

16.

CBAI is responsible for stability testing, CBAI will advise PCT regarding the storage and shipment of stability samples.

17.

Written authorization to ship the Product to CBAI or another CBAI designated location will be provided by CBAI to PCT.

18.

A copy of the packaging record will be provided to CBAI as soon as practical after shipment.

19.

CBAI will inform PCT of any customer complaints or adverse events as soon as possible.  PCT will perform any internal investigations as appropriate and assist

CBAI with a response to the customer or appropriate agency unless otherwise requested.

20.

Annual product review will be the responsibility of CBAI unless otherwise requested.

21.

CBAI may conduct a compliance audit of PCT related to CGMP/GTP systems and those areas impacting on Product for CBAI once a year and with a minimum thirty (30) calendar day written notification period.

22.

PCT will accommodate any Regulatory Agency inspection required or specified by CBAI and shall notify CBAI of such inspection so that a representative of CBAI may be present at such inspection if so desired.

23.

Any changes to the Quality Agreement, and to product specifications or product testing (to the extent performed or to be performed by PCT) must be mutually agreed in the form of a Program Amendment that is approved by appropriate management including QA from PCT and CBAI.

24.

 Day-to-day QA activities and communications between PCT and CBAI shall be handled by their respective personnel on-site at the MV Facility.  PCT and CBAI shall direct all other communications to the Senior Quality Assurance Communication Contacts identified below:

Area	PCT	CBAI
Quality Assurance (Senior Contact) Quality Assurance (Alternate Senior Contact)	Marie A. DeVito Sr. Director QA/QC Tel: (201) 883-5311 mdevito@progenitorcell.net Robert Preti President & CSO Tel: (201) 883-5316 rpreti@progenitorcell.net

Both Parties are in agreement with this Quality Agreement between PCT and CBAI.

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement on the date written at the top of this Agreement.

Date:
(Name)
PCT
Management Title

Date:
(Name)
PCT
Management Title

Date:
(Name)
PCT
Management Title

Date:
(Name)
PCT
Management Title

Schedule C

Program Amendment Order

(1) Project Title & Number	(2) Date Project Started	(3) P.A.O. Number
(4) Reason for P.A.O.
(5) Amendment required and new milestones
(6) Impact on price, time frame, resources
(7) Amended payment schedule (if required)
Authorization ______________________ ____________________________________________ for PCT for customer